UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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THE BOEING COMPANY

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2020 Governance Overview

Develops, produces, and markets commercial jet airplanes to the commercial airline industry worldwide Boeing 7-series family of airplanes leads the industry Ongoing research to support the future of aviation Boeing at a Glance Long tradition of aerospace leadership and innovation; Focused on strengthening culture, navigating current challenges Company Overview Commercial Airplanes Defense, Space & Security Global Services Engaged in the research, development, production, and modification of manned and unmanned military airplanes and weapons systems, strategic defense and intelligence systems, satellite systems, and space exploration capabilities Provides services to the company’s commercial and defense customers worldwide, including supply chain management, engineering, maintenance, upgrades and conversions, pilot and maintenance training systems and services, technical and maintenance documents, and data analytics Boeing is the world’s largest aerospace company and leading provider of commercial airplanes, defense, space and security systems, and global services Business Segments

Our Path Forward Safely return the 737 MAX to service following the lead of regulators and working with them to ensure they have the utmost confidence in the airplane and our work, so we can continue to meet our customer commitments. Rebuild trust among stakeholders by recommitting to transparency, listening and responding to feedback, and meeting and exceeding expectations. Focus on our values while further strengthening our culture, fostering an inclusive environment that embraces oversight and accountability. Operate with Excellence to deliver safe products and services to customers, continuously improving quality performance and remaining focused on what is important. Restore production health by taking steps to preserve the supply chain and workforce expertise, ensuring we are ready to restart 737 MAX production and increase rate safely and with the highest standards of quality. Invest in our future and keep innovating to succeed, building our global workforce and developing new processes and technologies to improve safety and efficiency. Addressing the COVID-19 pandemic with the safety of our workforce and support of our supply chain as priorities and the long-term preservation of the aerospace industry as a critical US and global economic driver, Boeing is taking active measures to help address the pandemic.

COVID-19 Response Protecting our employees, communities, company, and industry EMPLOYEES SOCIETY INDUSTRY COMPANY Work-From-Home Wherever Possible Physical Distancing Enhanced Cleaning Specific Site Temporary Production Suspensions Prudent Early Draw Down on Delayed Draw Term Loan Dividend & Leadership Pay Actions Assessing Implications to Product and Service Deliveries to Balance Supply and Demand Voluntary Lay-Off Plan 3D Printing Face Shields Donating Masks, Gloves & Other Equipment Offering the Dreamlifter to Transport Critical Healthcare Supplies Working Closely with Government to Support Credit Access to Aerospace Manufacturing Industry Maintaining Critical Support for Customers

Rebuilding Stakeholder Trust Stakeholders Company Actions Families and Communities Recommitment to transparency with all stakeholders Extensive personal outreach by senior management to the families of those impacted by the 737 MAX accidents Pledged $100 million to the families and communities affected by the accidents Regulators Working closely with the FAA and other global regulators to safely return the 737 MAX to service Recommitting to transparency and accounting for rigorous scrutiny by regulatory authorities Customers Extensive customer engagement regarding impact of the 737 MAX grounding on their operations Recognized liabilities of $8.3 billion in 2019, net of insurance, related to customer concessions and other considerations Continual learning and focus on safety, first-time quality, and delivering on commitments Pilots Met with and continue to engage with hundreds of airline pilots to discuss 737 MAX software updates Recommended robust simulator training for all 737 MAX pilots Conducted hundreds of simulator sessions with pilots Suppliers Closely engaging with more than 600 737 suppliers to ensure supply chain stability Working with supply chain to minimize disruption related to the continued grounding Our directors and senior leaders are listening to our internal and external stakeholders and are committed to transparency as we take action to return the 737 MAX to service and rebuild stakeholder trust one step at a time

Board Actions to Sharpen Focus on Safety The independent committee conducted an extensive, rigorous, and focused review to ensure the highest levels of safety in Boeing airplanes and aerospace products and services Actions Taken to Strengthen Culture of Safety 1 Established a permanent Aerospace Safety Committee 2 Strengthened the Engineering function 3 Created a product and services safety organization 4 Establishing a Design Requirements Program 5 Enhancing the Continued Operation Safety Program 6 Reexamining flight deck design and operation 7 Expanding the Safety Promotion Center 8 Strengthening safety systems 9 Leading in new capabilities 10 Investing in key talent areas April 2019: Created specially-appointed independent Board Committee on Airplane Policies and Processes to review policies and processes for airplane design and development August 2019: Committee delivered its recommendations to the Board and management, all of which are being implemented August 2019: Established the Aerospace Safety Committee as a permanent Board committee August 2019: Amended Corporate Governance Principles to formally identify safety-related experience as a criteria it will consider in electing directors October 2019: Separated roles of Chairman and CEO October 2019: Elected Admiral John M. Richardson as a new independent director December 2019: Elected David Calhoun CEO and President, and elected Larry Kellner non-executive Chairman February 2020: Announced Akhil Johri and Steve Mollenkopf were nominated for election as independent directors

Established Aerospace Safety Committee to Enhance Commitment to Continually Improving Safety Comprised of independent directors with extensive experience leading in highly-regulated industries and government entities where safety is paramount Engineering, design, development, manufacturing, production, operations, maintenance, and delivery of aerospace products and services Safety-related policies and processes Certification activities Policies and processes for engaging with and supporting regulatory oversight Participation in and support of accident investigations, including responses to material findings and conclusions of such investigations Pilot training programs and services Cybersecurity with respect to our aerospace products Committee’s Direct Oversight Responsibilities Committee Membership Adm. Edmund Giambastiani, Jr. Committee Chair Selected to Chair the Committee due to his experience as Vice Chairman of the U.S. Joint Chiefs of Staff, where the safety of troops was his highest priority. More recently, Adm. Giambastiani, a trained engineer, has served on numerous U.S. Government advisory boards, with one being the committee which investigated the Deepwater Horizon Blowout Lynn Good Selected due to experience as chairman, president and CEO of Duke Energy Corporation, which under her tenure has maintained industry-leading safety as one of the nation’s largest grid and generation operators, including the operation of nuclear power plants. Ms. Good also chairs the Institute of Nuclear Power Operations. Larry Kellner Selected due to experience as the former chairman and CEO of Continental Airlines, where he led a highly regulated global airline that was committed first and foremost to operating every flight safely every day Adm. John Richardson Selected due to deep expertise in developing and implementing rigorous safety policies and procedures in mission-critical environments. During career in the Navy, was responsible for the full life-cycle safety and regulator compliance requirements for land and warship-based nuclear reactors

Mr. Kellner brings to the Board extensive airline industry experience developed during his 14 years of service in key leadership positions at Continental Airlines, including as Chairman, Chief Executive Officer, President, Chief Operating Officer, and Chief Financial Officer Mr. Calhoun brings significant global aerospace, aircraft, manufacturing, and high-technology industry expertise from leadership of GE’s aircraft engines and transportation businesses to his role as CEO and President of Boeing Leadership Changes to Move Boeing Forward New leadership to bring renewed commitment to transparency and improved communication with regulators and customers in safely returning the 737 MAX to service The Board determined that splitting the Chairman and CEO roles would enable the CEO to focus full-time on running the company as it works to return the 737 MAX safely to service, while enabling Chairman to effectively lead the Board and support the Board’s oversight of management The Board elected David Calhoun, the former Independent Lead Director, to serve as Chairman The Board announced the resignation of Dennis Muilenburg from the role of CEO and the elections of David Calhoun to the role of President and CEO and Larry Kellner to the role of Independent Chairman David Calhoun President and CEO, Boeing Former Head of Portfolio Operations, Blackstone Larry Kellner Independent Chairman, Boeing Former Chairman & CEO, Continental Airlines October 2019 December 2019

Balance of Tenure among Independent Directors, Led By Independent Chairman

Recent Board Refreshment

The Board evaluates director candidates on an ongoing basis to ensure a proper balance of experiences, tenures, and perspectives

- Adm. John Richardson was elected to the Board in October 2019
- Akhil Johri and Steve Mollenkopf have been nominated for election to the Board at the Annual Meeting
- These three new directors bring significant safety, engineering, software, supply chain and financial experience
- Edward Liddy and Mike Zafirovski will retire at the Annual Meeting of Shareholders, and Nikki Haley resigned from the Board in March 2020
- The Board's deep commitment to refreshing its membership with new members who bring relevant skill sets and fresh perspectives is evidenced by these three highly qualified individuals



Adm. John Richardson
Director since: 2019
Chair, Special Programs Committee
Former Chief of U.S. Naval Operations



Akhil Johri
Former Executive VP & CFO, *United Technologies*
NEW



Steve Mollenkopf
CEO, *Qualcomm*
NEW

3 Independent Director Nominees with 0 – 2 Years of Tenure



Larry Kellner
Director since: 2011
Independent Chairman, *Boeing*
Former Chairman, President & CEO, *Continental Airlines*



Lynn Good
Director since: 2015
Chair, Audit Committee
Chairman, President & CEO, Duke Energy



Robert Bradway
Director since: 2016
Chairman & CEO, *Amgen*



Caroline Kennedy
Director since: 2017
Former U.S. Ambassador to Japan

4 Independent Directors with 3 – 8 Years of Tenure



Arthur Collins Jr.
Director since: 2007
Chair, Compensation Committee
Former Chairman & CEO, *Medtronic*



Adm. Edmund Giambastiani Jr.
Director since: 2009
Chair, Aerospace Safety Committee
Former Vice Chairman, *U.S. Joint Chiefs of Staff*



Susan Schwab
Director since: 2010
Former U.S. Trade Representative



Ronald Williams
Director since: 2010
Chair, Finance Committee
Former Chairman & CEO, Aetna

4 Independent Directors with 9 – 13 Years of Tenure

Range of director nominee tenures blends experience, leadership and stability with fresh perspectives and complementary skills from newer director nominees

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Copyright © 2020 Boeing. All rights reserved.

Board Nominees Possess the Skills and Experience Necessary to Oversee Management Effectively

Background	Number of Nominees	Alignment with Company Strategy
In-Depth Aerospace Expertise	4	Substantial knowledge of aerospace enables enhanced oversight of product development
Engineering / Technology Leadership	8	Experience in precision engineering or in leading teams working on cutting-edge technologies enables directors to effectively oversee the design, development, and testing of complex aerospace products, services, and systems
Complex Manufacturing Expertise	5	Understanding of multifaceted industrial processes allows directors to critically evaluate manufacturing
Safety	7	Expertise in establishing and overseeing safety processes and procedures provides the Board with the proper perspectives to effectively monitor Boeing's operations
Highly Regulated Industry Experience	7	Familiarity with highly-regulated industries allows directors to advise on how to most effectively work with regulators, meet their expectations, and achieve mutual goals
Current or Former CEO of a Global Public Company	7	Understanding of and experience navigating key challenges of the chief executive role at large, multi-national companies allows directors to effectively advise and oversee the performance of our CEO
Fortune 500 Board Expertise	10	Work on other large, public company boards provides directors with similar oversight experience
International Leadership	6	Experience leading large, global teams and significant experience managing global relationships and/or international stakeholders enables directors to advise management on key risks involving our global customer and supply bases, oversee the Company's processes for managing global compliance systems, and identify strategic opportunities for future international growth
Senior Leadership Experience	12	Awareness of intricacies of effectively running teams enables directors to advise and assess the performance of our management team
Senior U.S. Government / Military Experience	4	Experience in large-scale operations, strategy development, international relations, defense contracting, and/or risk oversight in sectors where safety is a key priority enables directors to critically examine and shape policies and procedures, as well as advise on strategic considerations involving our global defense and commercial operations
Former Fortune 500 CFO	4	Expertise in large-scale financial decision making helps guide capital allocation and other financial decisions

Balanced Independent Director Tenure


0-2 years
4
Average ~5 years
9-13 years
3-8 years
4
3

Ethnicity/Race and Gender Diversity


41% Diverse Directors

11 of 12 Independent

Boeing's highly qualified Board is actively engaged in Boeing's efforts to resolve current challenges

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Copyright © 2020 Boeing. All rights reserved.

The Board recommends voting FOR all director nominees Director Recommendations The Director retirements and nominations over the last year reflect the Board’s continued focus on ongoing refreshment During this time of unprecedented uncertainty caused by COVID-19, Experienced guidance is critical to Boeing and its shareholders Directors nominated for election bring crucial skills and expertise, as well as balance of institutional knowledge and fresh perspectives These complementary attributes cannot be easily duplicated and it would be highly detrimental to Boeing and its shareholders to lose that at this critical time Boeing recommends voting FOR all director nominees

Compensation Decisions and 2020 Program Changes to Hold Leaders Accountable The Board recommends voting FOR the say-on-pay resolution Holding Leaders Accountable Since the grounding of the 737 MAX, the Board determined: Former President and CEO Dennis Muilenburg would not be paid any severance or other benefits in connection with his retirement There would be no annual incentive payouts for 2019 performance There would be no long-term incentive performance award payouts for 2017 – 2019 performance It would enhance the clawback policy to cover instances of misconduct that compromise the safety of Boeing products or services It would strengthen process for assessing executive performance with respect to safety and Boeing’s core values, including formal consultation between the Aerospace Safety Committee and Compensation Committee In response to the COVID-19 Crisis: CEO Dave Calhoun and Board Chairman Larry Kellner will forgo all pay until the end of the year 2020 Changes Enhance Pay-for-Performance Commitment Annual Incentive Plan Introducing Business unit specific metrics, with focus on free cash flow and operating earnings for the Commercial Airplanes unit and free cash flow, operating earnings, and revenue for other units Introducing requirement that threshold performance be attained: Performance below 50% for any metric will result in a 0% score for that metric If the Boeing performance score is below threshold for both metrics, the business unit performance scores will also be reduced to below threshold (resulting in no payout) Reducing maximum performance score for all metrics to 150% (from 200%) Long-Term Incentive Program Introducing requirement that threshold performance be attained - performance below 50% for any metric will result in a 0% score for that metric Reducing maximum performance score for all metrics and for payout overall to 150% (from 200%)

Robust Shareholder Engagement Program Informs Board Discussions The Board strongly believes in regular dialogue with and accountability to our shareholders Increased director participation in 2019 shareholder outreach, with those discussions informing Board deliberations on many topics Engaged with Investors Representing ~45% of Shares Outstanding Topic Shareholder Feedback Response to 737 MAX Incidents Wanted to understand the Board’s role in responding to the 737 MAX tragedies, including the actions it has taken and will take to prevent future accidents Focused on level of Board oversight in the wake of the 737 MAX tragedies Risk Oversight Sought to understand the Board’s role in risk oversight in addition to the Company’s reporting lines for potential safety issues In particular, sought additional information on the creation of the Product and Safety Service organization and the decision to realign the engineering function around a single Chief Engineer role Board Leadership Supported the Board’s decision to separate the CEO and Chairman roles and sought more detail on the timing and process behind that decision Board Composition Interested in understanding key emerging skill areas for Board members, with many shareholders noting the need to ensure the Board has the skills and experiences needed to exercise adequate oversight of Boeing’s commitment to safety and its engineering function Company Culture Referenced media reports of whistleblower complaints and internal messages, seeking to understand whether these incidents reflected broader company culture Sought to understand how the Company promotes its values of safety, quality and integrity Executive Compensation Discussed the executive compensation program’s structure and elements, particularly with respect to how the program incentivizes safety Expressed opinion that the Board should sharpen executive accountability for safety-related matters

Shareholder Proposals – The Board Recommends You Vote AGAINST These Proposals Item 4: Disclosure of Director Skills, Ideological Perspectives, and Experience and Minimum Director Qualifications Boeing is committed to transparency with all stakeholders on the skills and backgrounds of director nominees as is evidenced by our comprehensive existing public disclosures regarding the skills and qualifications of our director nominees Disclosing each nominee’s “ideological perspectives” is neither practical nor appropriate Diversity is a core component when evaluating potential director nominees Robust disclosure on the diversity, skills and qualifications of the Board is provided in our proxy statement and on our website The Board conducts regular self-assessments to ensure its effectiveness and proactively identifies areas of potential improvement Director, Committee and Board evaluations Ongoing Board refreshment strategy promotes diverse perspectives, skills and qualifications Item 5: Additional Report on Lobbying Activities The Board is committed to transparency and strong risk oversight of its political advocacy efforts Boeing regularly engages across all levels of government and works with trade, industry and civic groups that provide critical expertise Boeing maintains robust policies and procedures to promote the transparency of its lobbying and advocacy activities: Files both quarterly and semi-annual federal Lobbying Disclosure Act reports with Congress and makes public complete information about federal, state and local political expenditures Boeing’s Executive Vice President, Government Operations, reports regularly to the Board on Boeing’s lobbying and other advocacy activities In 2020, began providing additional information about key trade associations to which we contribute, and continues to prohibit trade associations and other third-party organizations from using Boeing’s funds for any election-related political expenditure No contributions from corporate funds to federal, state, or local candidates or political parties or ballot initiatives in the last eight years

Shareholder Proposals – The Board Recommends Voting AGAINST These Proposals Item 6: Policy Requiring Independent Board Chairman The Board has an independent Chairman and a track record of adjusting its leadership structure in a thoughtful manner The Board separated the roles of Chairman and CEO in October 2019 and maintained the structure when David Calhoun was elected President and CEO in December 2019 Current policy requires an independent Lead Director with robust oversight responsibilities when a non-independent director serves as Chairman Current policies ensure effective oversight of management by the Board: Independent directors meet without management in every Board meeting and evaluate the Board’s leadership on at least an annual basis Board committees are comprised solely of independent directors Independent oversight of all executive compensation matters Most shareholders with whom we discuss this topic have expressed support for the Board’s ability to use its judgement and discretion vs. a singular approach Item 7: Written Consent The proposal, if implemented, could prevent shareholders from being consulted on key matters impacting Boeing Written consent could allow a small group of shareholders to quietly accumulate large voting positions and take important corporate action without the waiting periods, disclosure rules and other protections inherent in the shareholder meeting and voting process Current bylaws already permit the right of shareholders of 25% or more to call a special shareholder meeting Additional governance practices already afford shareholders the right to regularly express their views and feedback: Annual director elections by majority voting Proxy access Robust shareholder outreach program provides opportunities for feedback

Shareholder Proposals – The Board Recommends Voting AGAINST These Proposals Item 8: Mandatory Retention of Significant Stock by Executives Senior executives are already held to significant stock ownership requirements throughout the term of their employment Current minimum ownership requirements for executives range from 3x base salary (SVPs) to 6x base salary (CEO) Compensation Committee annually reviews officers’ ownership and may adjust the cash/equity mix of compensation Executive compensation program already emphasizes long-term equity ownership by executives, incentivizing management to build sustained shareholder value RSUs generally do not vest until the third anniversary of the grant date Performance-based RSUs are tied to Boeing’s relative total shareholder return over a three-year performance period Performance awards only pay out if the Company achieves its long-term financial performance goals Item 9: Additional Disclosure of Compensation Adjustments Any adjustments made to our incentive performance metrics are already disclosed, including whether any adjustment had the effect of increasing or decreasing executives’ compensation Adjustments to performance metrics have long been prohibited by the Compensation Committee, unless deemed necessary to accurately reflect core operating performance, such as: Significant external events outside management’s control Management decisions intended to drive long-term shareholder value that generate short-term financial impacts Significant changes to market conditions that were not foreseeable at the outset of the performance period The Compensation Committee made no adjustments to 2019 annual or long-term cash awards, both of which paid out at $0 for all senior executives In 2018, the net effect of Compensation Committee adjustments resulted in lower payments to senior executives in that year than if the Compensation Committee did not act

Additional Information For additional information on the following topics, please visit: COVID-19 Response: http://www.boeing.com/covid19/index.page 737 MAX Updates: https://www.boeing.com/737-max-updates/ Corporate Governance: https://www.boeing.com/company/general-info/corporate-governance.page Diversity and Inclusion: https://jobs.boeing.com/diversity Ethics and Compliance, including our Ethics and Business Conduct Guidelines: https://www.boeing.com/principles/ethics-and-compliance.page Global Engagement, including our 2019 Global Engagement Portfolio: www.boeing.com/principles/global-engagement-summary.page Sustainability, including our 2019 Environment Report: www.boeing.com/principles/environment

Caution Concerning Forward-Looking Statements This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions generally identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on expectations and assumptions that we believe to be reasonable when made, but that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) the COVID-19 pandemic; (2) the timing and conditions surrounding the return to service of the 737 MAX fleet; (3) general conditions in the economy and our industry, including those due to regulatory changes; (4) our reliance on our commercial airline customers; (5) the overall health of our aircraft production system, planned production changes, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (6) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (7) changing budget and appropriation levels and acquisition priorities of the U.S. government; (8) our dependence on U.S. government contracts; (9) our reliance on fixed-price contracts; (10) our reliance on cost-type contracts; (11) uncertainties concerning contracts that include in-orbit incentive payments; (12) our dependence on our subcontractors and suppliers, as well as the availability of raw materials; (13) changes in accounting estimates; (14) changes in the competitive landscape in our markets; (15) our non-U.S. operations, including sales to non-U.S. customers; (16) threats to the security of our or our customers’ information; (17) potential adverse developments in new or pending litigation and/or government investigations; (18) customer and aircraft concentration in our customer financing portfolio; (19) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (20) the adequacy of our insurance coverage to cover significant risk exposures; (21) potential business disruptions, including those related to physical security threats, and information technology or cyber-attacks or natural disasters; (22) work stoppages or other labor disruptions; (23) substantial pension and other postretirement benefit obligations; (24) potential environmental liabilities. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.